Exhibit 4.4

COMMON STOCK PURCHASE WARRANT
(William R. Falcon)

VOID AFTER 5:00 P.M., EASTERN STANDARD
TIME ON APRIL 1, 2015

THE SECURITIES REPRESENTED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

Right to Purchase up to 4,000,000 Shares of

No: W-2                                                                                                                                           Common Stock, no par value

Date: April 1, 2005

VILLAGEEDOCS
STOCK PURCHASE WARRANT

THIS CERTIFIES THAT, for value received, WILLIAM R. FALCON, or his registered assigns (the "Holder"), is entitled to purchase from VILLAGEEDOCS, a California corporation (the "Company"), at any time or from time to time during the period specified in Section 2 hereof, 4,000,000 (subject to the Vesting Schedule and increase as described below) fully paid and nonassessable shares of the Company's Common Stock, no par value (the "Common Stock"), at an exercise price of $.15 per share (the "Exercise Price"). This Warrant is one of two Warrants being issued pursuant to that certain Stock Purchase Agreement dated April  1, 2005 among the Company, VillageEDOCS Acquisition Corp., Phoenix Forms, Inc., Alexander Riess and William R. Falcon (the "Securities Purchase Agreement").

The number of shares of Common Stock purchasable hereunder (the "Warrant Shares") and the Exercise Price are subject to adjustment as provided in Section 4 hereof.

This Warrant is subject to the following terms, provisions, and conditions:

1.               Mechanics of Exercise.  This Warrant may be exercised as follows:

(a)             Vesting Schedule.  Warrants shall vest according to the following schedule (the "Vesting Schedule"):

                        (i)        800,000 Warrants on June 30, 2005, so long as no event has occurred since the Closing Date (as defined in that certain Stock Purchase Agreement dated as of April 1, 2005) that has a Material Adverse Effect (also as defined in said Stock Purchase Agreement) on the business or property of Phoenix Forms, Inc.;

                        (ii)       1,200,000 Warrants on April 1, 2006;

                        (iii)      800,0000 Warrants on April 1, 2007; and

                        (iv)      1,200.000 Warrants on April1, 2008.

            Notwithstanding the foregoing Vesting Schedule, all Warrants will immediately vest upon the death or disability of William R. Falcon, but only if he is the Holder at the time of death or disability.   For purposes of this Warrant, Falcon shall be deemed to have a "disability" if he meets the definitions set forth under Section 22(e)(3) of the Internal Revenue Code.

(b)            Manner of Exercise.  Subject to the Vesting Schedule, this Warrant may be exercised by the Holder, in whole or in part, by the surrender of this Warrant (or evidence of loss, theft, destruction or mutilation thereof in accordance with Section 7(c) hereof), together with a completed exercise agreement in the Form of Exercise Agreement attached hereto as Exhibit 1 (the "Exercise Agreement"), to the Company at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) if the Holder elects to effect a Cashless Exercise (as defined in Section 11(c) below), delivery to the Company of a written notice of an election to effect a Cashless Exercise for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the Holder or Holder's designees, as the record owner of such shares, as of the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment (or notice of an election to effect a Cashless Exercise) shall have been made for such shares as set forth above.

(c)             Issuance of Certificates.  Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the Holder within a reasonable time, not exceeding fifteen (15) business days, after this Warrant shall have been so exercised (the "Delivery Period").  The certificates so delivered shall be in such denominations as may be requested by the Holder and shall be registered in the name of Holder or such other name as shall be designated by such Holder.

(d)            Fractional Shares.  No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the fair market value of a share of Common Stock (as determined by the Board of Directors in good faith); provided that in the event that sufficient funds are not legally available for the payment of such cash adjustment any fractional shares of Common Stock shall be rounded up to the next whole number.

2.               Period of Exercise.  This Warrant is exercisable at any time or from time to time on or after the date hereof and before 5:00 P.M., Eastern Standard Time on April1, 2015 (the "Exercise Period").

3.               Certain Agreements of the Company.  The Company hereby covenants and agrees as follows:

(a)             Shares to be Fully Paid.  All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and non-assessable and free from all taxes, liens, claims and encumbrances.

(b)            Reservation of Shares.  During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise of this Warrant.

(c)             Certain Actions Prohibited.  The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such actions as may reasonably be requested by the Holder of this Warrant in order to protect the exercise privilege of the Holder of this Warrant, consistent with the tenor and purpose of this Warrant.  Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

4.               Adjustments.

(a)             Subdivision or Combination of Common Stock.  If the Company, at any time after the initial issuance of this Warrant, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced.  If the Company, at any time after the initial issuance of this Warrant, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.

(b)            Adjustment in Number of Shares.  Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon exercise of this Warrant shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

(c)             Major Transactions.  If the Company shall consolidate or merge with any other corporation or entity or there shall occur any share exchange pursuant to which all of the outstanding shares of Common Stock are converted into other securities or property or any reclassification or change of the outstanding shares of Common Stock or the Company shall sell all or substantially all of its assets (each of the foregoing being a "Major Transaction"), then the holder of this Warrant may, at its option, either (a) in the event that the Common Stock remains outstanding and continues to be held immediately following the transactions by those persons holding Common Stock immediately prior to such transactions, or holders of Common Stock receive any substantially similar equity interest, retain this Warrant and this Warrant shall continue to apply to such Common Stock or shall apply, as nearly as practicable, to such other equity interest, as the case may be (with such equitable adjustments to the Exercise Price and number of shares issuable as may be appropriate), or (b) regardless of whether (a) applies, receive consideration, in exchange for this Warrant, the number of shares of stock or securities or property of the Company, or of the entity resulting from such Major Transaction (the "Major Transaction Consideration"), to which a holder of the number of shares of Common Stock delivered upon the exercise of this Warrant (pursuant to the cashless exercise feature hereof) would have been entitled upon such Major Transaction had such holder so exercised this Warrant on the trading date immediately preceding the public announcement of the transaction resulting in such Major Transaction and had such Common Stock been issued and outstanding and had such Holder been the holder of record of such Common Stock at the time of the consummation of such Major Transaction, and the Company shall make lawful provision for the foregoing as a part of such Major Transaction.  No later than ten (10) days prior to the consummation of the Major Transaction but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice ("Notice of Transaction") to each holder of a Warrant, which Notice of Transaction shall be deemed to have been delivered one (1) business day after the Company's sending such notice by telecopy (provided that the Company sends a confirming copy of such notice on the same day by overnight courier) of such Notice of Transaction.  Such Notice of Transaction shall indicate the amount and type of the transaction consideration, which such holder of a Warrant would receive under this section ("Transaction Consideration").  If the Transaction Consideration is cash and does not consist entirely of United States currency, such holder may elect to receive United States currency in an amount equal to the value of the Transaction Consideration in lieu of the Transaction Consideration by delivering notice of such election to the Company within ten (10) days of such holder's receipt of the Notice of Transaction which notice shall also set forth whether Holder chooses to avail itself of any of the options under this Section 4(c).

(d)            Notices of Adjustment.  Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.  Such calculation shall be certified by the Chief Financial Officer of the Company.

(e)             Other Notices.  In case at any time:

(i)              the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other Distribution to the holders of the Common Stock;

(ii)            the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;

(iii)          there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or

(iv)          there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, in each such case, the Company shall give to the Holder (x) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, Distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (y) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable approximation thereof by the Company) when the same shall take place.  Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, Distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be.  Such notice shall be given at least 30 days prior to the record date or the date on which the Company's books are closed in respect thereto, but in no event earlier than public announcement of such proposed transaction or event.

5.               Issue Tax.  The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder.

6.               No Rights or Liabilities as a Stockholder.  This Warrant shall not entitle the Holder to any voting rights or other rights as a stockholder of the Company.  No provision of this Warrant, in the absence of affirmative action by the Holder to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the Exercise Price or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

7.               Transfer, Exchange, Redemption and Replacement of Warrant.

(a)             Restriction on Transfer.  This Warrant and the rights granted to the Holder  are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the Form of Assignment attached hereto as Exhibit 2, at the office or agency of the Company referred to in Section 7(e) below.  Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary.  Until this Warrant or the shares represented by this Warrant are registered under the Securities Act, the Company may require, as a condition of transfer of this Warrant or the shares represented by this Warrant, that the transferee (who may be the Holder in the case of an exchange) represent that the securities being transferred are being acquired for investment purposes and for the transferee's own account and not with a view to or for sale in connection with any distribution of the security.  The Company may also require that the transferee provide written information adequate to establish that the transferee meets all qualifications necessary to comply with exemptions to the Securities Act, all as determined by counsel to the Company.

(b)            Warrant Exchangeable for Different Denominations.  This Warrant is exchangeable, upon the surrender hereof by the Holder at the office or agency of the Company referred to in Section 7(e) below, for new Warrants, in the form hereof, of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the Holder of at the time of such surrender.

(c)             Replacement of Warrant.  Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant, in the form hereof, in such denominations as Holder may request.

(d)            Cancellation; Payment of Expenses.  Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this Warrant shall be promptly canceled by the Company.  The Company shall pay all issuance taxes (other than securities transfer taxes) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 7.

(e)             Warrant Register.  The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holder), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

8.               Notices.  Any notice herein  required or permitted to be given shall be in writing and may be personally served or delivered by courier or by telecopy (confirmed by sending a copy by first class mail or courier within one day of sending by telecopy), and shall be deemed delivered at the time and date of receipt (which shall include facsimile transmission).  The addresses for such communications shall be:

If to the Company:

VillageEDOCS

14471 Chambers Road, Suite 105

Tustin, California 92790

Attention: Chief Financial Officer

Telecopy: (714) 734-1040

and if to the Holder, at such address as Holder shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this Section 8.

9.               Governing Law; Jurisdiction.  This Warrant shall be governed by and construed in accordance with the laws of the State of Georgia applicable to contracts made and to be performed in the State of Georgia.  The Company and the Warrantholder each irrevocably consents to the jurisdiction of the United States federal courts located in the State of Georgia and the state courts located in the County of Fulton in the State of Georgia in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts.  The Company and the Warrantholder each irrevocably waives the defense of an inconvenient forum to the maintenance of such suit or proceeding.  The Company agrees that a final nonappealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holders of the Warrants and that the remedy at law for any such breach or threatened breach, the Holders shall be entitled, in addition to all other available remedies, to specific performance or an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE COMPANY AND HOLDER HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS WARRANT OR THE SUBJECT MATTER HEREOF OR ANY OBLIGATION HEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDERS OR THE COMPANY OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.  EACH OF HOLDER AND THE COMPANY ACKNOWLEDGES THAT THE PROVISIONS OF THIS SECTION 9 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH EACH OF HOLDER AND THE COMPANY HAVE RELIED, ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND EACH OF THE RELATED AGREEMENTS.  Holder or the Company may file an original counterpart or a copy of this Section 9 with any court as written evidence of the consent of the parties hereto to the waiver of their respective right to trial by jury.

10.            Miscellaneous.

(a)             Amendments.  This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the Holder.

(b)            Descriptive Headings.  The descriptive headings of the several Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.

(c)             Cashless Exercise. Notwithstanding anything to the contrary contained in this Warrant, this Warrant may be exercised by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the Holder's intention to effect  a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the Holder shall surrender this Warrant for the number of shares of Common Stock determined by multiplying the number of Warrant Shares to which he would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price per share of the Common Stock and the Exercise Price, and the denominator of which shall be such then current Market Price per share of Common Stock.

(d)            Assignability.  This Warrant shall be binding upon the Company and its successors and assigns and shall inure to the benefit of Holder and its successors and assigns. The Holder shall notify the Company upon the assignment of this Warrant.

IN WITNESS WHEREOF, the Company has caused this Stock Purchase Warrant to be signed by its duly authorized officer.

VILLAGEEDOCS

By:       /s/ K. Mason Conner
            K. Mason Conner
Title:   President and Chief Executive Officer

EXHIBIT 1

FORM OF EXERCISE AGREEMENT

(To be Executed by the Holder in order to Exercise the Warrant)

The undersigned hereby irrevocably exercises the right to purchase ____________ of the shares of Common Stock of VILLAGEEDOCS, a California corporation (the "Company"), evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

(i)              The undersigned agrees not to offer, sell, transfer or otherwise dispose of any Common Stock obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws.

(ii)            The undersigned requests that stock certificates for such shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the Holder (or such other person or persons indicated below) and delivered to the undersigned (or designee(s) at the address (or addresses) set forth below:

Date:	Signature of Holder Name of Holder (Print) Address:

EXHIBIT 2

FORM OF ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock of VILLAGEEDOCS, a California corporation, covered thereby set forth hereinbelow, to:

Name of Assignee	Address	No. of Shares

, and hereby irrevocably constitutes and appoints ______________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the above-named corporation, with full power of substitution in the premises.

Date: ____________, _____,

In the presence of

Name:

Signature:
                Title of Signing Officer or Agent (if any):

                        Address:

Note:   The above signature should correspond exactly with the name on the face of the within Warrant.

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